Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033
For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation Delivers Strong Third-Quarter 2026 Earnings;
Raises Long‑Term EPS Growth Outlook

•Announces 2026 third-quarter reported earnings (GAAP) of $0.49 per share.
•Achieves 2026 third-quarter ongoing earnings per share (EPS) of $0.54 versus $0.48 in 2025.
•Narrows 2026 ongoing earnings forecast range to $1.92 to $1.96 per share; on track to achieve at least the midpoint of $1.94 per share.
•Increases long-term annual EPS growth target to 7% to 9% through at least 2030 off of the company’s 2026 ongoing earnings forecast midpoint; expects annual EPS growth in the top half of the targeted range.
•Announces $25 billion capital plan for 2027 to 2030, resulting in average annual rate base growth of 10% over the period.
•Provides 2027 earnings forecast range of $2.06 to $2.14 per share; midpoint of $2.10 per share represents an 8.2% increase over PPL’s projected 2026 ongoing earnings midpoint.
•Highlights $12 billion to $16 billion of potential additional generation investment through 2032, with Kentucky opportunities that could drive PPL’s EPS CAGR to 9%+ from 2026 to 2030.
•Announces Invitium Energy has agreed to terms for approximately 2 gigawatts (GW) of generation capacity to supply power to QTS’s Salem Township data center project in Pennsylvania.

ALLENTOWN, Pa. (Nov. 6, 2026) - PPL Corporation (NYSE: PPL) today announced third-quarter 2026 reported earnings (GAAP) of $367 million, or $0.49 per share, compared with third-quarter 2025 reported earnings of $318 million, or $0.43 per share.
PPL reported earnings of $1.05 billion, or $1.38 per share for the first nine months of 2026, compared with reported earnings of $915 million, or $1.23 per share, for the first nine months of 2025.
Adjusting for special items, third-quarter 2026 earnings from ongoing operations (non-GAAP) were $411 million, or $0.54 per share, compared with $355 million, or $0.48 per share, a year ago.
Earnings from ongoing operations for the first nine months of 2026 were $1.14 billion, or $1.50 per share, compared with $1.04 billion, or $1.40 per share, for the first nine months of 2025.
“Our strong third-quarter results reflect continued execution across PPL and keep us on track to meet or exceed the $1.94 per share midpoint of our 2026 ongoing earnings forecast range,” said Vincent Sorgi, PPL President and Chief Executive Officer. “At the same time, the progress we’re making across our businesses has strengthened PPL’s long-term growth outlook, and continued strong economic development across our service territories is providing greater visibility into meaningful upside growth opportunities beyond the plan.

“We’re beginning to see those opportunities translate into tangible commercial progress, and today we’re pleased to announce that Invitium Energy has agreed to terms with QTS for approximately 2 GW of generation capacity to serve the QTS data center project in Salem Township, Pennsylvania,” Sorgi said. “This represents a significant milestone for Invitium Energy and an important step toward converting strong customer demand into tangible generation projects. Just as importantly, these projects will help meet rising energy demand while strengthening the PJM grid and supporting long-term energy affordability.”
Updated Business Plan Reflects Higher Growth Extended Through 2030
With PPL’s updated business plan, the company increased its annual EPS growth target to 7% to 9% through at least 2030 off of the company’s 2026 ongoing earnings forecast midpoint, with annual growth expected in the top half of the range. This compares to projected annual EPS growth of 6% to 8% in its prior plan.
PPL’s $25 billion capital plan for 2027-2030 is $2 billion higher than its prior 2026-2029 plan, primarily reflecting an additional natural gas combined-cycle unit to support large-load growth in Kentucky. The plan will strengthen reliability and resilience, modernize energy networks, replace aging infrastructure and support growing customer demand. Importantly, PPL’s approved large-load tariffs are designed to ensure that large-load customers driving incremental infrastructure needs bear the associated costs, helping protect existing customers.
The company projects these investments to drive average annual rate base growth of 10% from 2026 through 2030.
PPL plans to fund its updated capital plan while maintaining a strong balance sheet and credit metrics. The company’s updated business plan reflects approximately $3.0 billion of equity financing needs in addition to the more than $1.5 billion already executed through forward sales agreements during 2025 and 2026. The company continues to target a Funds from Operations (FFO)/Cash Flow from Operations (CFO) to debt ratio of 16% to 18% with the ratio expected to improve toward the midpoint of the range over the plan period. In addition, the company continues to target annual dividend per share growth of about 4% to 6%, with growth expected to be at the low end of the range to support reinvestment while continuing to deliver top-tier shareowner returns.
“We remain focused on executing this growth responsibly and efficiently, with affordability at the forefront,” Sorgi said. “That means maintaining strong cost discipline, investing where we can deliver clear value for customers and continuing to support a ‘growth pays for growth’ approach that protects existing customers as new large-load demand develops.”
PPL’s updated business plan is supported by investments in its regulated utility businesses and does not include potential capital investments or earnings contributions associated with Invitium Energy.
Meaningful Growth Opportunities Beyond Updated Plan
Beyond its updated business plan, PPL continues to see strong economic development activity in Pennsylvania and Kentucky, which could present $12 billion to $16 billion of potential generation investment opportunity through 2032. The estimated opportunity includes regulated generation investment to support growing demand in Kentucky, as well as PPL’s ownership interest in generation development opportunities through Invitium Energy in Pennsylvania.
Kentucky
In Kentucky, the economic development pipeline in Louisville Gas and Electric and Kentucky Utilities’ service territories grew to approximately 14.7 GW through 2032 at the end of the third quarter, including 12.8 GW associated with data center opportunities. Approximately 2.3 GW of this load is now under signed reimbursement agreements, an increase of 1 GW from the prior quarter.

The continued growth in large-load demand is expected to drive the need for additional regulated generation beyond the investments included in PPL’s updated capital plan. The company estimates that projects with a probability of success of 50% or greater represent approximately 4 GW of additional peak demand through 2032, with generation additions in the updated capital plan capable of supporting about 2.4 GW of this demand.
The company estimates that additional generation to serve the remaining 1.6 GW of demand represents $6.0 billion to $7.0 billion of incremental investment need between 2027 and 2032. Approximately $3.5 billion to $4.5 billion of this incremental investment could occur during the 2027 to 2030 plan period, subject to the execution and timing of customer agreements and regulatory approval. If realized, this investment could raise PPL’s projected compound annual EPS growth to 9%+ from 2026 to 2030.
Pennsylvania
In Pennsylvania, PPL Electric Utilities’ data center pipeline grew for the 11th consecutive quarter to approximately 35.3 GW in advanced stages of planning, including 11.4 GW under signed electric service agreements and 8.5 GW under construction. This continued data center interest in Pennsylvania further supports new generation opportunities at Invitium Energy.
Invitium Energy
Invitium Energy, PPL’s joint venture with Blackstone Infrastructure, supports $6 billion to $9 billion of potential future generation project investment for PPL through 2032 (represents PPL’s 51% ownership share), based on executed reservation agreements for 5 GW of combined-cycle gas turbines. The estimated investment opportunity does not include potential investments in fuel cells and battery storage that could provide generation before the combined-cycle units come online.
Invitium continues to advance its commercial strategy and today announced it has agreed to all key commercial terms with QTS providing for approximately 2 GW of generation capacity to support the QTS Salem Township, Pennsylvania data center project, with a 20-year initial term and provisions for multiple five-year renewals. The term sheet is nonbinding and subject to customary conditions precedent. The term sheet advances a letter of intent between Invitium and QTS whereby Invitium will be the generation solution provider for QTS data centers in portions of Pennsylvania.
Invitium has also executed a cost reimbursement agreement with QTS that provides reimbursement and risk mitigation for specified development costs and commitments in the event certain approvals and conditions for project development are not achieved.
The deal structure provides a regulated-like risk profile that includes a fixed monthly payment, with annual escalation, covering return of and on invested capital and fixed operating costs, along with variable payments when the generation facilities operate to cover fuel and other variable operating costs.
The proposed generation portfolio includes two combined-cycle natural gas plants complemented by fuel cells and battery storage, with the final mix of fuel cells and battery storage still being finalized. The fuel cells and battery storage could be online as early as 2029, with the combined-cycle natural gas units expected to be online in 2032 and 2033.
The expected generation portfolio is consistent with the White House’s Ratepayer Protection Pledge, which PPL publicly supported. It also aligns with Pennsylvania’s clean and firm energy requirements under Pennsylvania Governor Josh Shapiro’s Responsible Infrastructure Development (GRID) Standards.

In summary, the combination of the negotiated key commercial terms and the cost reimbursement agreement creates a durable foundation for disciplined investment, attractive long-term returns and meaningful growth with appropriate risk protections and provides for about 2 GW of new generation in Pennsylvania.
It demonstrates the strength of the platform PPL is building and the growing momentum behind Invitium Energy, which is in active discussions with multiple counterparties for additional generation projects in Pennsylvania.
2027 Earnings Forecast
In conjunction with today’s business plan update, PPL provided a 2027 earnings forecast range of $2.06 to $2.14 per share. The midpoint, $2.10 per share, represents an 8.2% increase over the midpoint of the company’s 2026 projected ongoing earnings results of $1.94 per share.

Third-Quarter 2026 Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). “Earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings (net income) to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	3rd Quarter			Year to Date
	2026	2025	Change	2026	2025	Change
Reported earnings	$367	$318	15%	$1,049	$915	15%
Reported earnings per share	$0.49	$0.43	14%	$1.38	$1.23	12%

	3rd Quarter			Year to Date
	2026	2025	Change	2026	2025	Change
Earnings from ongoing operations	$411	$355	16%	$1,136	$1,039	9%
Earnings from ongoing operations per share	$0.54	$0.48	13%	$1.50	$1.40	7%

Third-Quarter 2026 Earnings by Segment

	3rd Quarter		Year to Date
Per share	2026	2025	2026	2025
Reported earnings
Kentucky Regulated	$0.30	$0.25	$0.83	$0.72
Pennsylvania Regulated	0.25	0.21	0.67	0.65
Rhode Island Regulated	—	0.04	0.06	0.11
Corporate and Other	(0.06)	(0.07)	(0.18)	(0.25)
Total	$0.49	$0.43	$1.38	$1.23

	3rd Quarter		Year to Date
	2026	2025	2026	2025
Special items (expense) benefit
Kentucky Regulated	$—	$(0.01)	$0.02	$(0.02)
Pennsylvania Regulated	—	—	(0.01)	—
Rhode Island Regulated	(0.05)	(0.01)	(0.11)	(0.05)
Corporate and Other	—	(0.03)	(0.02)	(0.10)
Total	$(0.05)	$(0.05)	$(0.12)	$(0.17)

	3rd Quarter		Year to Date
	2026	2025	2026	2025
Earnings from ongoing operations
Kentucky Regulated	$0.30	$0.26	$0.81	$0.74
Pennsylvania Regulated	0.25	0.21	0.68	0.65
Rhode Island Regulated	0.05	0.05	0.17	0.16
Corporate and Other	(0.06)	(0.04)	(0.16)	(0.15)
Total	$0.54	$0.48	$1.50	$1.40

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings in the third quarter of 2026 included net special-item after-tax charges of $44 million, or $0.05 per share, primarily attributable to system and other integration-related impacts and PPL’s Rhode Island hold harmless commitment. Reported earnings in the third quarter of 2025 included net special-item after-tax charges of $37 million, or $0.05 per share, primarily attributable to PPL’s IT transformation and integration-related expenses associated with the acquisition of Rhode Island Energy.
Reported earnings in the first nine months of 2026 included net special-item after-tax charges of $87 million or $0.12 per share, primarily attributable to prior-year impacts associated with an ISO New England transmission return on equity reduction, system and other integration-related impacts, and PPL’s IT transformation. Reported earnings in the first nine months of 2025 included net special-item after-tax charges of $124 million, or $0.17 per share, primarily attributable to PPL’s IT transformation and integration-related expenses and adjustments associated with the acquisition of Rhode Island Energy.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in the third quarter of 2026 increased by $0.05 per share compared with a year ago. Earnings from ongoing operations in the third quarter of 2026 increased by $0.04 per share compared with a year ago. Factors driving earnings results primarily included higher income due to higher retail rates effective January 1, 2026, and higher sales volumes, partially offset by higher operating costs and higher depreciation expense.
Reported earnings in the first nine months of 2026 increased by $0.11 per share compared with a year ago. Earnings from ongoing operations in the first nine months of 2026 increased by $0.07 per share compared with a year ago. Factors driving earnings results primarily included higher income due to higher retail rates effective January 1, 2026, partially offset by higher depreciation expense, higher operating costs and higher interest expense.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in the third quarter of 2026 increased by $0.04 per share compared with a year ago. Factors driving earnings results primarily included higher revenue from new distribution base rates effective July 1, 2026, and higher transmission revenue from additional capital investments, partially offset by higher depreciation expense, higher operating costs and higher interest expense.
Reported earnings in the first nine months of 2026 increased by $0.02 per share compared with a year ago. Earnings from ongoing operations in the first nine months of 2026 increased by $0.03 per share compared with a year ago. Factors driving earnings results primarily included higher revenue from new distribution base rates effective July 1, 2026, and higher transmission revenue from additional capital investments, partially offset by higher depreciation expense, higher operating costs and higher interest expense.

Rhode Island Regulated Segment
PPL’s Rhode Island Regulated segment consists of the regulated electricity and natural gas operations of Rhode Island Energy.
Reported earnings in the third quarter of 2026 decreased by $0.04 per share compared with a year ago. Earnings from ongoing operations per share in the third quarter of 2026 were flat compared with a year ago. Factors driving earnings results primarily included higher revenue from new gas and electric distribution base rates effective Sept. 1, 2026, and higher rider revenue, partially offset by higher operating costs and higher depreciation expense.
Reported earnings in the first nine months of 2026 decreased by $0.05 per share compared with a year ago. Earnings from ongoing operations in the first nine months of 2026 increased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher revenue from new gas and electric distribution base rates effective Sept. 1, 2026, partially offset by higher depreciation expense and higher interest expense.

Corporate and Other
PPL’s Corporate and Other category primarily includes financing costs incurred at the corporate level, certain non-recoverable costs resulting from commitments made to the Rhode Island Division of Public Utilities and Carriers and the Rhode Island Attorney General’s Office in conjunction with the acquisition of Rhode Island Energy, and certain other unallocated costs.
Reported earnings in the third quarter of 2026 increased by $0.01 per share compared with a year ago. Earnings from ongoing operations in the third quarter of 2026 decreased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included higher interest expense and other factors that were not individually significant.
Reported earnings in the first nine months of 2026 increased by $0.07 per share compared with a year ago. Earnings from ongoing operations in the first nine months of 2026 decreased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher interest expense, partially offset by lower operating costs and lower income tax expense.

Earnings Forecasts

PPL narrowed its 2026 earnings from ongoing operations forecast range to $1.92 to $1.96 per share from a prior forecast range of $1.90 to $1.98 per share. The midpoint remains $1.94 per share.
PPL also announced a 2027 earnings forecast range of $2.06 to $2.14 per share with a midpoint of $2.10 per share.
Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations. PPL management is not able to forecast whether any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.
See the table at the end of this news release for a complete reconciliation of the 2026 earnings forecast.

About PPL
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 3.6 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live internet webcast of management’s teleconference with financial analysts about third-quarter 2026 financial results at 11 a.m. Eastern time on Friday, Nov. 6. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call.

Interested individuals can access the live conference call by telephone at 1-844-512-2926. International participants should call 1-412-317-6300. Participants will need to enter the following “Elite Entry” number to join the conference: 7654135. Callers can access the webcast link at www.pplweb.com/investors under “Events.”
# # #

Management utilizes “Earnings from Ongoing Operations” or “Ongoing Earnings” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions affecting customer energy usage and operating costs; strategic mergers, acquisitions, dispositions, joint ventures or similar transactions and our ability to consummate these business transactions, integrate the applicable entities or realize expected benefits from such transactions; the outcome of rate cases or other cost recovery, revenue or regulatory proceedings; war, armed conflicts, terrorist attacks or similar disruptive events including ongoing conflicts in Ukraine and the Middle East; pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; volatility in or the impact of other changes on financial markets, commodity prices and economic conditions, including inflation; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; PPL Corporation’s stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	September 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$393	$1,071
Accounts receivable	1,239	1,225
Unbilled revenues	375	558
Fuel, materials and supplies	618	551
Regulatory assets	312	308
Other current assets	266	218
Property, Plant and Equipment
Regulated utility plant	45,010	42,953
Less: Accumulated depreciation - regulated utility plant	10,907	10,303
Regulated utility plant, net	34,103	32,650
Non-regulated property, plant and equipment	77	71
Less: Accumulated depreciation - non-regulated property, plant and equipment	22	26
Non-regulated property, plant and equipment, net	55	45
Construction work in progress	4,547	3,437
Property, Plant and Equipment, net	38,705	36,132
Noncurrent regulatory assets	2,190	2,092
Goodwill and other intangibles	2,588	2,574
Other noncurrent assets	660	515
Total Assets	$47,346	$45,244

Liabilities and Equity
Short-term debt	$679	$456
Long-term debt due within one year	358	904
Accounts payable	1,464	1,559
Other current liabilities	1,776	1,627
Long-term debt	19,853	17,990
Deferred income taxes and investment tax credits	3,847	3,615
Accrued pension obligations	253	281
Asset retirement obligations	112	133
Noncurrent regulatory liabilities	3,219	3,318
Other deferred credits and noncurrent liabilities	576	480
Common stock and additional paid-in capital	12,355	12,451
Treasury stock	(547)	(575)
Earnings reinvested	3,610	3,207
Accumulated other comprehensive loss	(209)	(202)
Total Liabilities and Equity	$47,346	$45,244

(1)    The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating Revenues	$2,497	$2,239	$7,382	$6,768

Operating Expenses
Operation
Fuel	246	231	715	657
Energy purchases	486	422	1,592	1,369
Other operation and maintenance	617	586	1,768	1,798
Depreciation	366	331	1,079	977
Taxes, other than income	117	100	343	314
Total Operating Expenses	1,832	1,670	5,497	5,115

Operating Income	665	569	1,885	1,653

Other Income (Expense) - net	22	39	104	90

Interest Expense	234	210	690	599

Income Before Income Taxes	453	398	1,299	1,144

Income Taxes	86	80	250	229

Net Income	$367	$318	$1,049	$915

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners
Basic	$0.49	$0.43	$1.39	$1.24
Diluted	$0.49	$0.43	$1.38	$1.23

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	752,548	739,525	752,226	739,167
Diluted	755,338	744,290	756,577	742,747

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Nine Months Ended September 30,
	2026	2025
Cash Flows from Operating Activities
Net income	$1,049	$915
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,079	977
Amortization	95	73
Defined benefit plans - income	(6)	(44)
Deferred income taxes and investment tax credits	207	177
Equity component of AFUDC	(82)	(58)
Other	11	55
Change in current assets and current liabilities
Accounts receivable	(39)	(72)
Accounts payable	(168)	(159)
Unbilled revenues	185	130
Fuel, materials and supplies	(60)	3
Prepayments	(30)	(9)
Taxes payable	(57)	29
Regulatory assets and liabilities, net	(57)	73
Accrued interest	61	80
Other	22	(31)
Other operating activities
Defined benefit plans - funding	(10)	(9)
Other	(144)	(49)
Net cash provided by operating activities	2,056	2,081

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(3,530)	(2,868)
Other investing activities	(86)	8
Net cash used in investing activities	(3,616)	(2,860)

Cash Flows from Financing Activities
Issuance of long-term debt	2,046	1,895
Retirement of long-term debt	(718)	—
Payment of common stock dividends	(630)	(593)
Net increase in short-term debt	223	292
Debt issuance costs	(37)	(24)
Other financing activities	(14)	(11)
Net cash provided by financing activities	870	1,559

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(690)	780
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	1,086	339
Cash, Cash Equivalents and Restricted Cash at End of Period	$396	$1,119

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at September 30,	$692	$486

Operating - Electricity Sales (Unaudited)(1)

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percent			Percent
(GWh)	2026	2025	Change	2026	2025	Change

PA Regulated Segment
Retail Delivered(2)	9,739	9,453	3.0%	28,435	28,023	1.5%

KY Regulated Segment
Retail Delivered	8,532	8,231	3.7%	23,135	23,077	0.3%
Wholesale(3)	238	260	(8.5) %	697	967	(27.9) %
Total	8,770	8,491	3.3%	23,832	24,044	(0.9) %

Total	18,509	17,944	3.1%	52,267	52,067	0.4%

(1) Excludes the Rhode Island Regulated segment electricity sales as revenues are decoupled from volumes delivered.
(2) Three months ended September 30, 2025 includes a reversal for estimated volumes for industrial customers that were not billed during the three months ended June 30, 2025 period.
(3) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2026	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$224	$191	$2	$(50)	$367
Less: Special Items (expense) benefit:
Acquisition integration, net of tax of $5(2)	—	—	(17)	—	(17)
IT transformation, net of tax of $1, $0, $1(3)	—	(2)	(1)	(3)	(6)
Customer system integration impacts, net of tax of $2(4)	—	—	(5)	—	(5)
Safety transformation, net of tax of $0, $0(5)	—	(1)	(1)	—	(2)
Hold harmless commitment, net of tax of $2(6)	—	—	(10)	—	(10)
Rate case disallowances, net of tax of $1(7)	—	—	(4)	—	(4)
Total Special Items	—	(3)	(38)	(3)	(44)
Earnings from Ongoing Operations	$224	$194	$40	$(47)	$411

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.30	$0.25	$—	$(0.06)	$0.49
Less: Special Items (expense) benefit:
Acquisition integration(2)	—	—	(0.02)	—	(0.02)
Customer system integration impacts(4)	—	—	(0.01)	—	(0.01)
Hold harmless commitment(6)	—	—	(0.01)	—	(0.01)
Rate case disallowances(7)	—	—	(0.01)	—	(0.01)
Total Special Items	—	—	(0.05)	—	(0.05)
Earnings from Ongoing Operations	$0.30	$0.25	$0.05	$(0.06)	$0.54

(1) Reported Earnings represents Net Income.
(2) Primarily includes a transition services agreement settlement.
(3) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.
(4) Certain collection process costs incurred due to the timing and implementation of the customer system integration.
(5) Costs associated with an enterprise-wide safety transformation program.
(6) Reduction of the gas cost recovery rate adjustment mechanism for Rhode Island Energy’s hold harmless commitment.
(7) Certain costs disallowed by the RIPUC related to the 2025 Rhode Island rate case proceedings.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2026	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$625	$507	$48	$(131)	$1,049
Less: Special Items (expense) benefit:
Acquisition integration, net of tax of $5(2)	—	—	(17)	—	(17)
IT transformation, net of tax of ($5), $3, $1, $2(3)	15	(7)	(5)	(9)	(6)
Customer system integration impacts, net of tax of $5(4)	—	—	(18)	—	(18)
ISO-NE transmission rates ROE reduction, net of tax of $5(5)	—	—	(20)	—	(20)
Meter system integration impacts, net of tax of $2(6)	—	—	(9)	—	(9)
Safety transformation, net of tax of $0, $0, $0(7)	(1)	(1)	(1)	—	(3)
Hold harmless commitment, net of tax of $2(8)	—	—	(10)	—	(10)
Rate case disallowances, net of tax of $1(9)	—	—	(4)	—	(4)
Total Special Items	14	(8)	(84)	(9)	(87)
Earnings from Ongoing Operations	$611	$515	$132	$(122)	$1,136

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.83	$0.67	$0.06	$(0.18)	$1.38
Less: Special Items (expense) benefit:
Acquisition integration(2)	—	—	(0.02)	—	(0.02)
IT transformation(3)	0.02	(0.01)	(0.01)	(0.02)	(0.02)
Customer system integration impacts(4)	—	—	(0.02)	—	(0.02)
ISO-NE transmission rates ROE reduction(5)	—	—	(0.03)	—	(0.03)
Meter system integration impacts(6)	—	—	(0.01)	—	(0.01)
Hold harmless commitment(8)	—	—	(0.01)	—	(0.01)
Rate case disallowances(9)	—	—	(0.01)	—	(0.01)
Total Special Items	0.02	(0.01)	(0.11)	(0.02)	(0.12)
Earnings from Ongoing Operations	$0.81	$0.68	$0.17	$(0.16)	$1.50

(1) Reported Earnings represents Net Income.
(2) Primarily includes a transition services agreement settlement.
(3) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems. Kentucky Regulated received regulatory asset treatment for 2025 costs.
(4) Certain collection process costs incurred due to the timing and implementation of the customer system integration.
(5) Prior period impact of an ISO New England transmission rates return on equity reduction.
(6) Prior period impact of a meter data system integration post transition services agreement.
(7) Costs associated with an enterprise-wide safety transformation program.
(8) Reduction of the gas cost recovery rate adjustment mechanism for Rhode Island Energy’s hold harmless commitment.
(9) Certain costs disallowed by the RIPUC related to the 2025 Rhode Island rate case proceedings.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2025	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$185	$159	$27	$(53)	$318
Less: Special Items (expense) benefit:
Acquisition integration, net of tax of $0, $4(2)	—	—	(1)	(14)	(15)
IT transformation, net of tax of $2, $0, $0, $3(3)	(5)	(1)	(1)	(5)	(12)
Office relocation and related costs, net of tax of $1(4)	(1)	—	—	—	(1)
Customer system integration impacts, net of tax of $2(5)	—	—	(9)	—	(9)
Total Special Items	(6)	(1)	(11)	(19)	(37)
Earnings from Ongoing Operations	$191	$160	$38	$(34)	$355

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.25	$0.21	$0.04	$(0.07)	$0.43
Less: Special Items (expense) benefit:
Acquisition integration(2)	—	—	—	(0.02)	(0.02)
IT transformation(3)	(0.01)	—	—	(0.01)	(0.02)
Customer system integration impacts(5)	—	—	(0.01)	—	(0.01)
Total Special Items	(0.01)	—	(0.01)	(0.03)	(0.05)
Earnings from Ongoing Operations	$0.26	$0.21	$0.05	$(0.04)	$0.48

(1) Reported Earnings represents Net Income.
(2) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(3) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.
(4) Certain costs related to the relocation of corporate offices.
(5) Certain collection process costs incurred due to the timing and implementation of the customer system integration.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2025	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$534	$482	$80	$(181)	$915
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of ($1)(2)	—	—	—	3	3
Acquisition integration, net of tax of ($2), $11(3)	—	—	6	(41)	(35)
IT transformation, net of tax of $4, $0, $1, $8(4)	(11)	(1)	(5)	(31)	(48)
Energy efficiency programs settlement, net of tax of $2(5)	—	—	(6)	—	(6)
Office relocation and related costs, net of tax of $1, $1(6)	(3)	(2)	—	—	(5)
Post TSA adjustments, net of tax of $7(7)	—	—	(24)	—	(24)
Customer system integration impacts, net of tax of $2(8)	—	—	(9)	—	(9)
Total Special Items	(14)	(3)	(38)	(69)	(124)
Earnings from Ongoing Operations	$548	$485	$118	$(112)	$1,039

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.72	$0.65	$0.11	$(0.25)	$1.23
Less: Special Items (expense) benefit:
Acquisition integration(3)	—	—	0.01	(0.06)	(0.05)
IT transformation(4)	(0.02)	—	(0.01)	(0.04)	(0.07)
Energy efficiency programs settlement(5)	—	—	(0.01)	—	(0.01)
Post TSA adjustments(7)	—	—	(0.03)	—	(0.03)
Customer system integration impacts(8)	—	—	(0.01)	—	(0.01)
Total Special Items	(0.02)	—	(0.05)	(0.10)	(0.17)
Earnings from Ongoing Operations	$0.74	$0.65	$0.16	$(0.15)	$1.40

(1) Reported Earnings represents Net Income.
(2) PPL incurred legal expenses and received insurance reimbursement related to litigation associated with its former affiliate, Talen Montana, LLC and certain affiliated entities.
(3) Rhode Island Regulated primarily includes a transition services agreement settlement. Corporate and Other primarily includes integration and related costs associated with the acquisition of Rhode Island Energy.
(4) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems.
(5) Costs associated with a settlement agreement regarding energy efficiency programs prior to PPL’s acquisition of Rhode Island Energy.
(6) Certain costs related to the relocation of corporate offices.
(7) Adjustments related to account reconciliations and process alignment subsequent to the end of the transition services agreement associated with the acquisition of Rhode Island Energy.
(8) Certain collection process costs incurred due to the timing and implementation of the customer system integration.

Reconciliation of PPL's Earnings Forecast
After-Tax (Unaudited)
(per share - diluted)

	2026 Forecast Range
	Midpoint	High	Low
Estimate of Reported Earnings	$1.82	$1.84	$1.80
Less: Special Items (expense) benefit:(1)
Acquisition integration(2)	(0.02)	(0.02)	(0.02)
IT transformation(3)	(0.02)	(0.02)	(0.02)
Customer system integration impacts(4)	(0.02)	(0.02)	(0.02)
ISO-NE transmission rates ROE reduction(5)	(0.03)	(0.03)	(0.03)
Meter system integration impacts(6)	(0.01)	(0.01)	(0.01)
Hold harmless commitment(7)	(0.01)	(0.01)	(0.01)
Rate case disallowance(8)	(0.01)	(0.01)	(0.01)
Total Special Items	(0.12)	(0.12)	(0.12)
Forecast of Earnings from Ongoing Operations	$1.94	$1.96	$1.92

(1) Reflects only special items recorded through September 30, 2026. PPL is not able to forecast special items for future periods.
(2) Primarily includes a transition services agreement settlement.
(3) Costs associated with PPL’s restructuring and rebuilding of its IT infrastructure, organization and systems. Kentucky Regulated received regulatory asset treatment for 2025 costs.
(4) Certain collection process costs incurred due to the timing and implementation of the customer system integration.
(5) Prior period impact of an ISO New England transmission rates return on equity reduction.
(6) Prior period impact of a meter data system integration post transition services agreement.
(7) Reduction of the gas cost recovery rate adjustment mechanism for Rhode Island Energy’s hold harmless commitment.
(8) Certain costs disallowed by the RIPUC related to the 2025 Rhode Island rate case proceedings.